Exhibit 99.2
Final Transcript
Conference Call Transcript
ABCD — Q3 2010 Cambium Learning Group, Inc. Earnings Conference Call
Event Date/Time: Nov 04, 2010 / 09:00PM GMT

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Final Transcript
Nov 04, 2010 / 09:00PM GMT, ABCD — Q3 2010 Cambium Learning Group, Inc. Earnings Conference Call
CORPORATE PARTICIPANTS
Shannan Overbeck
Cambium Learning Group, Inc. — Investor Relations
Ron Klausner
Cambium Learning Group, Inc. — Chief Executive Officer
Brad Almond
Cambium Learning Group, Inc. — Chief Financial Officer
Dave Cappellucci
Cambium Learning Group, Inc. — President
CONFERENCE CALL PARTICIPANTS
AJ Guido
Goldentree — Analyst
Randy Baron
SM Investors — Analyst
Barry Lucas
Gabelli Company — Analyst
PRESENTATION
Operator
Good afternoon and welcome to the Cambium Learning Group Q3 Earnings Call. (OPERATOR INSTRUCTIONS.) Please note this event is being recorded.
I would now like to turn the conference over to Ms. Shannan Overbeck. Ms. Overbeck, please go ahead.
Shannan Overbeck — Cambium Learning Group, Inc. — Investor Relations
Thank you, operator. My name is Shannan Overbeck and I’m Cambium Learning Group’s Head of Investor Relations. On the call today is Ron Klausner, Cambium Learning Group’s Chief Executive Officer; Dave Cappellucci, the Group’s President; and Brad Almond, Chief Financial Officer. Ron and Brad have some prepared comments and Dave is available for questions.
Before we begin, I have a few comments regarding the information we are providing today. Please note that some statements made on today’s call are forward-looking in nature and are based upon assumptions and subject to risks and uncertainties. The risks and uncertainties associated with these statements could cause Cambium Learning Group’s actual performance to differ materially from those reflected in statements made today. Examples of these assumptions and risks are described in our Annual Report filed in March of this year. Cambium Learning Group does not undertake any duty to update the statements, whether as a result of new information, future events or otherwise.
On today’s call, EBITDA, adjusted EBITDA and adjusted sales will be presented, and it should be noted that these measures will differ from those offered on the GAAP financial statements just released today. These are non-GAAP financial measures that the company believes will provide useful information to investors because they reflect underlying performance of the company, including the recent acquisition of Voyager Learning Company, and provide investors with a view of the combined company’s operations from management’s perspective. These measures are used frequently by management in the operation of the business. Reconciliations of these figures to GAAP are included in our press release schedule, which can be found on our corporate website, cambiumlearninggroup.com, and our Form 10-Q to be filed with the SEC.
Following today’s prepared statements, we will take questions. A transcript and webcast of today’s call will also be available on the company’s corporate website.
Let me now turn the call over to Ron.

Final Transcript
Nov 04, 2010 / 09:00PM GMT, ABCD — Q3 2010 Cambium Learning Group, Inc. Earnings Conference Call
Ron Klausner — Cambium Learning Group, Inc. — Chief Executive Officer
Thank you, Shannan, and thank you, everyone, for joining the call.
Today I will provide an overview of the market, an update on funding and our six goals for 2010. Then I’ll turn the call over to Brad who will discuss our third-quarter financial results.
First, I would like to talk about the recent trends we are seeing in the market. State and local budget constraints continue to impact our customers, and as a result, they are buying more cautiously and/or later in the cycle, closer to when they are actually implementing the programs. Larger deals are increasingly subject to a selling process guided by Requests for Proposals — RFPs — that states and local districts issue under a more formal competitive bid process. This has the effect of extending the sales cycle when compared with the non-RFP sales process. We have heard this may also be affecting a few other companies outside of the formal state adoption processes, which seem to be a segment of the market recording modest growth thus far in 2010.
While controlling costs, we still have made significant investments that are beginning to pay off and position us for 2011. Investments include the launch of DIBELS Next, a leading reading assessment tool; RAVE-O, our reading program based on the work of renowned neuroscientist Dr. Maryanne Wolf; web-based student-centric capabilities in the Cambium Technologies segment; and major enhancements to our student data management system.
I’ll now touch on the progress we’ve made towards the six goals which we previously laid out.
Goal one. Achieve sales, adjusted EBITDA and free cash flow. Overall, while we continue to struggle with orders — down 11% year to date — in the face of a challenging market and economic conditions, earnings remain on par with prior year. The adjusted EBITDA for the trailing 12 months ended September 30, 2010 was $50 million compared to $51 million for the 12 months ended December 31, ‘09. We’ve held earnings relatively flat in the face of top-line pressure through successful execution of our plan to achieve our targeted synergy savings and through proactive cost management. Brad will elaborate.
Voyager orders were down 20% year-to-date. Year-versus-year declines in the Voyager segment are primarily in large deals over $150,000. Securing stimulus-driven funds has been difficult for us, unlike 2009 when we believe we realized approximately $10 million in full-year sales directly funded by stimulus dollars. The Texas Reading Adoption and the final phase of Reading First funding have also had a more adverse impact than expected, or approximately $8 million to $12 million below prior year. Mid-year budget adjustments also have had an unfavorable effect on our higher-priced intense interventions. According to a recent poll conducted by the Association of Supervision and Curriculum Development, two-thirds of administrators felt that cut-backs had a significant impact on purchases.
Although mid-year budget adjustments have been problematic, many experts expect a more stable environment in 2010-11, and mid-year budget adjustments are not likely to be repeated to the extent of 2009-2010.
We believe we have stabilized the Voyager business unit. A fully-integrated sales force has now mastered acquired products. Orders are up approximately $1.3 million in the states of Washington, Oregon, North Carolina and North Jersey — all states with additional sales coverage. While not yet closed, Voyager has in the pipeline three significant stimulus-funded deals. All are seven figures. Finally, we increased our ability to articulate our efficacy story due to our enhanced data management system. Sopris reversed its decline in Q3 with an increase of 10%. We are beginning to see our investments in the segment pay off, including providing the unit with its own sales force; the redesign of the website to better drive e-commerce and generate e-leads and investments I mentioned previously. We expect this unit to be a growth engine in 2011. The Cambium Learning Technologies segment is our fastest-growing segment, with strong subscription-based renewal rates and growth through new customer acquisitions led by Learning A-Z and ExploreLearning. This segment had a year-to-date growth rate of 17%. Learning A-Z has led the way with a year-to-date increase of 32%. The growth has been fueled by e-commerce sales; its student-centric program, RAZ-Kids; and a continued high renewal rate. ExploreLearning realized a year-to-date increase of 26% due to new installations and strong renewals of large customers. Kurzweil was down 22% for the quarter. In our view, the primary driver for the decline related to a new release. Customers chose to wait for the new product to be in the market. The next development initiative will provide delivery of these products via the web. With these new developments, we expect to reverse the sales trend in 2011.

Final Transcript
Nov 04, 2010 / 09:00PM GMT, ABCD — Q3 2010 Cambium Learning Group, Inc. Earnings Conference Call
Goal two. Complete the integration effectively and efficiently. We said we would cumulatively achieve $10.5 million in synergy savings with one-time expense of $7 million. We continue to be on track to achieve that objective.
In our judgment, one of our critical value propositions is student outcomes. One of our largest one-time costs was the enhancement of our data management system, including the addition of LANGUAGE!, our adolescent literacy program; TransMath, our alternative math program; and Read Well, our K-2 reading program. This data management development will enable us to measure student progress for all of our major solutions and positions us for metrics — for example, graduation rate and student achievement growth — likely to be included when ESEA is reauthorized. ESEA is Elementary and Secondary Education Act.
Goals three and four. Diversify our portfolio and have a greater web presence. We made several investments in order to better diversify our product portfolio. In 2010, we will invest approximately $20 million in total development spending, 70% of which will be incurred for development of technology offerings. This is a marked shift from print-based development to technology from the combined company spending in the past few years.
While the total amount spent was similar, print products represented the bigger portion of the investment historically. We will spend approximately $7 million in development spending on our CLT segment in an effort to continue to grow those units. Included in these investments was the release of Kurzweil Version 12.
As previously mentioned, another investment we’ve made is the redesign of our Sopris website to drive e-commerce and e-leads, which will be in production in late November. We expect to replicate Learning A-Z e-commerce outcomes in our larger Sopris division.
The company as a whole continues to develop software as a service, as well as imbed software for practice as a valuable augmentation of traditional print-based materials. We are forecast to spend approximately $6.3 million in 2010 on SaaS. Investments include adaptive learning for the four basic mathematical operations; DIBELS has been significantly enhanced to conduct online student assessment; and Learning A-Z, with more student-centric capabilities.
Goal five. Increase market share of at-risk students while improving student achievement. Lee County Public School is a diverse district in Florida, serving more than 80,000 students. The district implemented ReadWell as its core literacy program for kindergarten students in all 38 elementary schools. After 7 months of using ReadWell in kindergarten, 64% of students scored above the 75th percentile on the state assessment versus an expected 25%. 82% of students scored above the 50th percentile on the state assessment versus an expected 50%.
Successful student outcomes like the ones in Lee County create loyalty among our customers and can result in additional purchases from surrounding districts and schools. As a matter of fact, Lee County implemented our transitional mathematics program district-wide this year after a highly successful limited two-year pilot.
Goal six. Increase our footprint through acquisitions. Our focus continues to be on integrating the core businesses, sales execution and increased development of our web-based products. We’ve looked at numerous acquisition opportunities in 2010, and for the ones that were strategic fits, we remained disciplined and selective. We’ll continue to concentrate on identifying and pursuing strategic acquisitions in 2011, consistent with our goals of diversifying our product offerings and increasing our technology and services footprint across our divisions.
In summary, in a challenging year, we’ve struggled with large orders in the Voyager segment, which will cause a sales decline year-on-year. However, we protected earnings from this sales impact while still making some key investments for growth. We’ve continued to diversify revenue, with a greater portion coming from online products, and a significant portion of our revenues continue to come from renewable sources. Our execution of our synergy cost reduction plans will result in an annuity of cost savings with incremental synergy savings probable in 2011. 2010 was a learning year, as our sales producers have made great progress in the mastery of unfamiliar products. Historically, our return on investments has been a strong suit of our company, and some of the bets and learnings made in 2010 position us to solid returns in 2011.
Now I’ll turn the call over to Brad.

Final Transcript
Nov 04, 2010 / 09:00PM GMT, ABCD — Q3 2010 Cambium Learning Group, Inc. Earnings Conference Call
Brad Almond — Cambium Learning Group, Inc. — Chief Financial Officer
Thanks, Ron
Similar to our previous calls, in order to provide better business context and to present the results in the same manner as measured by management, we continue to provide various non-GAAP adjusted numbers for both 2009 and 2010. This adjusted methodology is consistent with how we have presented results since the merger. The majority of my comments will be regarding these adjusted results unless I note otherwise. A table reconciling from GAAP to adjusted EBITDA was provided in our earnings release and will be provided in the MD&A section of our 10-Q. As we have a seasonal business, my comments are directed primarily at the year-to-date results through September 30, 2010.
As Ron explained in detail, our order volume is down 11% year-to-date versus prior year. Order volume is our metric for the shipment of product for the ordering of online subscriptions and it serves as a leading indicator of revenue.
Revenue is shown on our financial statement and referred to in my comments as sales or adjusted sales.
Through Q2, we had experienced a 10% decline in total order volume but experienced increased sales versus prior year. We indicated that sales would soon reflect the order volume decline unless the order trend was reversed. The temporary effects, which resulted in increased sales in the face of declining order volume, have abated, and adjusted sales now more closely reflect the order volume trends.
Year-to-date, we have adjusted sales of $145 million, compared with $157 million in 2009, which is a decline of 8%. Adjusted sales declined in the Voyager segment by 13%, declined in the Sopris segment by 7% and increased in the Cambium Learning Technologies segment by 9%.
As variances between order volume and sales can be confusing, it is helpful to simply look at sales in conjunction with changes in deferred revenues. As part of our MD&A section of our SEC filings, we present adjusted deferred revenues for this purpose. The adjustment made to deferred revenue matches the adjustment we make to sales in order to eliminate the purchase accounting impact on deferred revenue.
Year-to-date, the change in adjusted deferred revenues was a decline of $3 million, meaning we have recognized sales out of deferred revenue at a pace slightly faster than it was replenished in 2010. For comparative purposes, we increased deferred revenues in the same 9-month period of 2009 by almost $6 million.
While the increase in CLT orders, which carry a high degree of orders that are deferred and recognized as sales ratably, has bolstered deferred revenue balances, the decline is from two areas. First, we built up deferred revenues in the Voyager segment in 2009 with significant multi-year stimulus-funded transactions, which have not been replicated in 2010. Secondly, the general sales decline in the Voyager segment has been from products which carry a higher deferred revenue component. Not replacing both of these types of transactions with similar ones in 2010 has not built up deferred revenue enough to offset last year’s transactions as they are recognized into sales.
While we had some net reduction in adjusted deferred revenue in 2010, we have maintained a healthy balance of almost $36 million. This represents — this is a representation of the renewable component of our business model, and it will provide future sales and EBITDA recognition. As a general trend, we believe the future is one of more technology subscription products, and as such, we think the decline in deferred revenue is temporary.
So taken together, adjusted sales plus the change in deferred revenues for the first 9 months of 2010 has been $142 million, compared with $163 million for 2009 calculated the same way — a net change of 13% down. This 13% decline versus the order volume decline of 11% is attributed to a single $2.4 million transaction which was ordered and shipped at the end of Q3 but did not get recognized into sales or deferred revenue until early Q4. With that adjustment, these two metrics of sales plus change in deferred revenue, as well as order volume, would both be a decline of around 11%.
We believe this method of looking at adjusted sales plus change in deferred revenue is easier to follow and common in businesses with a high degree of technology-delivered products, and as such, it will be used as one of our key metrics.
Regarding spending, total adjusted spending, including cost of goods sold, R&D, selling and marketing and G&A, is down by $11.6 million when compared with prior year. Q2 year-to-date, we have saved $3.6 million, so we can see that the savings are accelerating. We believe that we will continue on pace to recognize our 2010 annual targeted synergies and have saved over $7 million to date, staying on track to deliver 2010 EBITDA savings of $9.5 million compared with the prior year.
In addition to the synergy savings, we believe that we have saved over $4 million from lower variable costs due to lower sales and lower order volumes and we have reduced other discretionary spending by approximately $2 million.
These savings were partially offset with planned investments we made in our Sopris and CLT business units which are over $2 million to date.

Final Transcript
Nov 04, 2010 / 09:00PM GMT, ABCD — Q3 2010 Cambium Learning Group, Inc. Earnings Conference Call
As previously commented, we have been operating in a challenging funding environment which has had a negative impact on the Voyager business unit. However, we have been successful in absorbing the volume declines in our Voyager business unit and, for the most part, have protected the year-on-year adjusted EBITDA.
We accomplished this partially with sales increases in the technology segment, delivery on prior-period multi-year deals, but mainly via our success in achieving cost reductions from the merger synergies.
Year-to-date adjusted EBITDA is $41 million, compared with $42 million for the first 9 months of 2009. The adjusted EBITDA for the trailing 12 months ended September 30, 2010, was $50 million, compared with $51 million for the 12 months ended December 31, 2009. Both measurements essentially down $1 million each.
For comparable purposes, we should consider the impact of the change in our licensing agreement to provide the DIBELS assessment to a third party. Under our previous agreement with the third party, the licenses for this imbedded assessment were paid in Q1 of 2009 and were $1.7 million. Under the new agreement, it will be paid in Q4 2010 and we expect it to be closer to $1 million to $1.2 million. Modifying adjusted EBITDA for this timing element related to the license, we have flat adjusted EBITDA year-to-date.
A second factor to consider, simply for comparative purposes, is the delayed sales recognition associated with that shipment of $2.4 million in product at the end of the quarter. The delay, which was far greater than we would typically experience in terms of a quarter-end delay in sales recognition, resulted in $1.8 million in EBITDA being pushed into Q4.
As we now look to the end of the year, we continue to find that providing earnings guidance is challenging, which is not typical for our business which normally has clarity for the full year by now. As Ron mentioned, as we gain traction in putting the integration behind us, we were able to identify significant opportunities with some of our most satisfied customers regarding available stimulus funding. We have in the pipeline three specific transactions far beyond the proposal stage that are each in excess of $2 million and one in particular with a large range of potential sales dollars. If successful, these transactions would provide some catch-up to the year-to-date decline in stimulus-funded sales versus prior year.
For that reason, a wide range of outcomes exists for both adjusted sales and adjusted EBITDA, and we will again need to refrain from issuing guidance on the full year.
Let me close with a quick update on liquidity. For the 9 months ended September 30, 2010, we have cash on hand equal to $5.8 million. We began paying down the revolver in Q3 and on September 30, the balance was $11 million, and as of today, the balance is only $5 million with the expected payoff of this balance in the next few weeks.
Full-year EBITDA to cash conversion does not become evident until year-end due to seasonality. With a September 30 accounts receivable balance of $3.4 million compared with a beginning-of-year balance of $19 million, we have significant positive cash flow remaining between now and the end of the year as we collect outstanding receivables.
Unlike the beginning of 2010, when we had recently closed the merger and paid all transaction costs in cash, we expect to enter 2011 with a health cash balance and zero drawn on the revolver. Plus, we will have expended the majority of the integration costs related to this transaction. For a business that generates substantial conversion of EBITDA to cash, this bodes well for building cash balances through operations in 2011.
That concludes our prepared remarks. I’d like to turn the call over to the operator. However, before I do so, I stated that we had a receivables balance of $3.4 million; we actually have a September 30 receivable balance of $34 million, again compared to a beginning-of-year balance of $19 million. So roughly a $15-million swing in accounts receivable between beginning of year and our current balance.
Now I’d like to turn the call over to the operator.

Final Transcript
Nov 04, 2010 / 09:00PM GMT, ABCD — Q3 2010 Cambium Learning Group, Inc. Earnings Conference Call
QUESTION AND ANSWER
Operator
Thank you. We will now begin the question-and-answer session. (OPERATOR INSTRUCTIONS.) Our first question is from AJ Guido from Goldentree. Please go ahead.
AJ Guido — Goldentree — Analyst
Hi, guys. Thanks for taking my questions. A couple questions just on some of the things you talked about in the fourth quarter. So this transaction that was paid in 1Q ‘09 — in the fourth quarter of this year, you’re expecting $1 million to $1.2 million. So that’s pretty much incremental EBITDA that wasn’t there last year, if I’m looking at year-over-year comps?
Brad Almond — Cambium Learning Group, Inc. — Chief Financial Officer
That’s correct. There’s no costs associated with it so it’ll be an increase to sales and a comparable increase to EBITDA.
AJ Guido — Goldentree — Analyst
Okay.
Brad Almond — Cambium Learning Group, Inc. — Chief Financial Officer
But that’s exactly right.
AJ Guido — Goldentree — Analyst
So in the fourth quarter of last year, you guys must have did about — what? — $9 million of EBITDA? 9 or 10?
Brad Almond — Cambium Learning Group, Inc. — Chief Financial Officer
Yes. 8.8 actually.
AJ Guido — Goldentree — Analyst
8.8. Okay. And then on this shipment of $2.4 million, which you say translates into $1.8 million of EBITDA, that’s a done deal. That’s already gone and we should expect that in the books.
Brad Almond — Cambium Learning Group, Inc. — Chief Financial Officer
That is correct.
AJ Guido — Goldentree — Analyst
Okay. So you’ll eventually be looking at $2.8 million of kind of new EBITDA that theoretically should help your comps. Correct?
Brad Almond — Cambium Learning Group, Inc. — Chief Financial Officer
That is correct.

Final Transcript
Nov 04, 2010 / 09:00PM GMT, ABCD — Q3 2010 Cambium Learning Group, Inc. Earnings Conference Call
AJ Guido — Goldentree — Analyst
Okay. One other question I have. Just on your free cash flow. I know the characteristics of the business. You generate a lot of free cash relative to EBITDA. But how much have you — would you say the conversion happens in like the fourth quarter, just as a percentage? Like say if you did 50 — if you’re going to do $40 million in free cash flow, would half of it come in the fourth quarter? 25% roughly?
Brad Almond — Cambium Learning Group, Inc. — Chief Financial Officer
Let’s see here. Give me one second. Over 70% of it can come in the last quarter.
AJ Guido — Goldentree — Analyst
Okay. So 70% can come in the last —. So we should expect a pretty healthy cash balance, even after the revolver’s paid at the end of the year, if it comes in as planned, I guess.
Brad Almond — Cambium Learning Group, Inc. — Chief Financial Officer
That’s correct.
AJ Guido — Goldentree — Analyst
Okay. And I guess if I can, I’ll keep going. I only have two more. And just on these three specific — go ahead.
Brad Almond — Cambium Learning Group, Inc. — Chief Financial Officer
Let me just remind you as well. The other thing that’s a little different on the cash flow is we’ve expended a lot of money for integration costs, and in fact, of the $7 million, we expect to expend, we’ve spent $6 million of it. And that’s why we’re going to see a lot more cash conversion in the fourth quarter than we normally would. That 70%’s probably not typical; it’s just probably more typical for this year, given the expansion of all the integration costs.
AJ Guido — Goldentree — Analyst
Okay. So throughout the year, you spend some of the free cash is what you’re saying, and that’s why —
Brad Almond — Cambium Learning Group, Inc. — Chief Financial Officer
We spent $6 million of it. Correct.
AJ Guido — Goldentree — Analyst
Okay. Alright. On these three transactions, you said, I think, each one’s over $2 million. Now those are just the — I guess the process where the sales process is being elongated and you’re still — normally you would have closed on them earlier, or are these like new opportunities? If you can just give a little more color on those.
Ron Klausner — Cambium Learning Group, Inc. — Chief Executive Officer
All three are new opportunities. Not necessarily do they mean new customers, but new opportunities. For ARRA or Stimulus funding — there’s a cliff, meaning the money has to be spent by September 30, 2011. And so for those districts in this space who think our value proposition can make a difference for their children, they’re looking to get a jump on that money before it comes down to the wire. That’s essentially what these deals are.

Final Transcript
Nov 04, 2010 / 09:00PM GMT, ABCD — Q3 2010 Cambium Learning Group, Inc. Earnings Conference Call
AJ Guido — Goldentree — Analyst
Okay. Alright. So, I mean, theoretically — I’m sorry?
Ron Klausner — Cambium Learning Group, Inc. — Chief Executive Officer
Is that clear?
AJ Guido — Goldentree — Analyst
Yes. So theoretically, they have another roughly 10, 11 months to kind of decide.
Ron Klausner — Cambium Learning Group, Inc. — Chief Executive Officer
They do.
AJ Guido — Goldentree — Analyst
Okay.
Ron Klausner — Cambium Learning Group, Inc. — Chief Executive Officer
But they’re all advanced.
AJ Guido — Goldentree — Analyst
They’re all advanced? When you say advanced — I know you — what does that exactly mean?
Ron Klausner — Cambium Learning Group, Inc. — Chief Executive Officer
Advanced means that in all three cases, they have given us a verbal okay. They have not gotten the necessary authorizations, meaning that if, for example, a board needed to approve it, they have not gone through that process yet.
AJ Guido — Goldentree — Analyst
And in your experience, like if somebody gives you a verbal, what is — how long is the process until you actually get the completion if it does go through?
Ron Klausner — Cambium Learning Group, Inc. — Chief Executive Officer
Well, usually it’s a couple of months. The concern I have for right now is that generally there are a couple of board meetings before the end of the year — one in November, one in December. Many other months outside of December, there is often more than one board meeting. And December, it’s not uncommon for them to cancel a board meeting. So given where we are in the process at this point in the year, there’s a little angst — will we be able to get it over the finish line or not. But generally, if they’ve given us a verbal, within 60 days we would expect that deal to come through.

Final Transcript
Nov 04, 2010 / 09:00PM GMT, ABCD — Q3 2010 Cambium Learning Group, Inc. Earnings Conference Call
AJ Guido — Goldentree — Analyst
Okay. And can you just talk about — you made a few comments around about things stabilizing just on the order side. You talked about, I think, Voyager. You thought you’d see it stabilize. But it seems to me that the orders are still declining. I just wanted to understand, I mean,with the two things we talked about at the beginning of my questions — you’ve got the $1 million to $1.2 million of EBITDA and then the $1.8 million that kind of helps on a comparable basis, but if those weren’t there, would we expect — do the orders look like — a lot like — I guess would we expect the same type of EBITDA for the fourth quarter that we saw in the third quarter, I guess? Or have things actually turned in your shipping more and do you expect some growth?
Ron Klausner — Cambium Learning Group, Inc. — Chief Executive Officer
Okay. And there’s a couple of questions in there. Let me try the first question.
AJ Guido — Goldentree — Analyst
Okay.
Ron Klausner — Cambium Learning Group, Inc. — Chief Executive Officer
If I’m clear in understanding it. When I say stabilized, I mean that when we look forward, when we see what’s in our pipeline, when we see what we believe is happening with the ‘10-’11 fiscal year of states — which ends June 30 — there appears to be more stability. And so the bets we’ve made, what’s in the pipeline, a little bit better funding source and the notion that money is going to have to be spent that hasn’t been spent by 9/30/11 leads me to believe, based on our results and what we have positioned, that we will start to see stabilized results moving forward.
AJ Guido — Goldentree — Analyst
Okay. And I guess on the Cambium Learning side, it does seem like the growth kind of tapered off. Is that just tougher comps or —
Ron Klausner — Cambium Learning Group, Inc. — Chief Executive Officer
The growth tapered off in Kurzweil, so Kurzweil had a decline of 22% for the quarter. Learning A-Z still had very, very strong growth in the quarter.
AJ Guido — Goldentree — Analyst
And you talked about — because of the product delay. When will you start to — if that is true, when would you start to recognize those sales in the new product on Kurzweil?
Ron Klausner — Cambium Learning Group, Inc. — Chief Executive Officer
Well, we unfortunately have missed the peak selling period. So we’ll start to see some sales, but I don’t really expect to see some material turnaround ‘til 2011.
AJ Guido — Goldentree — Analyst
Okay. Thank you. I’ll get back in the queue. Thanks.
Ron Klausner — Cambium Learning Group, Inc. — Chief Executive Officer
30% for the quarter. So Learning A-Z kept at the consistent gains that they’ve had all year.

Final Transcript
Nov 04, 2010 / 09:00PM GMT, ABCD — Q3 2010 Cambium Learning Group, Inc. Earnings Conference Call
AJ Guido — Goldentree — Analyst
You said Learning A-Z was 30% in the quarter?
Ron Klausner — Cambium Learning Group, Inc. — Chief Executive Officer
30% for the quarter, 32% year-to-date. Correct.
AJ Guido — Goldentree — Analyst
Okay. Okay. Alright. Thank you very much.
Ron Klausner — Cambium Learning Group, Inc. — Chief Executive Officer
Thank you, AJ.
Operator
Our next question is from Randy Baron with SM Investors. Please go ahead.
Randy Baron — SM Investors — Analyst
Hi, guys. Good afternoon.
Ron Klausner — Cambium Learning Group, Inc. — Chief Executive Officer
Hi, Randy.
Randy Baron — SM Investors — Analyst
Ron, let me just throw something theoretical at you and get your take on it. What’s to — I don’t know what the verb is — to force these three municipalities to do the deal this year? I mean, the school year — I mean, it would be kind of middle school year. How does the timing work from the — I guess the school board perspective? Like why wouldn’t they say, “Well, it’s going to be for next September anyway, so we’ll do it in” —
Ron Klausner — Cambium Learning Group, Inc. — Chief Executive Officer
Well, they — you’re absolutely right. They might. Two of the three — in two of the three deals, they are not serving a significant number of children that are at-risk, and the way we have positioned this — and this is multi-year — is that we could get going right after Christmas. So if we get this now, we can get going and then it will lead into the ‘11-’12 school year as well. The third one, without citing who they are because it would be inappropriate — it’s an all-year-round school district. So they could more easily implement our program at any point that they chose. But that’s a multi-year deal as well.
Randy Baron — SM Investors — Analyst
Are these three —

Final Transcript
Nov 04, 2010 / 09:00PM GMT, ABCD — Q3 2010 Cambium Learning Group, Inc. Earnings Conference Call
Ron Klausner — Cambium Learning Group, Inc. — Chief Executive Officer
But you’re absolutely right. They could delay.
Randy Baron — SM Investors — Analyst
Are these three the last of the stimulus money or there may be some more to come early next year?
Ron Klausner — Cambium Learning Group, Inc. — Chief Executive Officer
No. If you look — and the government websites — there are government websites that show you state by state and it even goes down by district by funding source — how much has been obligated or how much has not been obligated, and we do see that there are still a significant amount of money that has not been obligated in many districts across the country. It’s just these three we’ve had advance discussions with. They have verbally said, “Yes, we’re going to go forward.”
Randy Baron — SM Investors — Analyst
And how does this compare to the Race to the Top money?
Ron Klausner — Cambium Learning Group, Inc. — Chief Executive Officer
Well, Race to the Top is technically part of stimulus, and so Race to the Top — as you know, $4 billion. Twelve states have received that money and so this is a component. Race — like I say, Race to the Top is a component of stimulus. And Race to the Top probably will be funded again in the next federal fiscal year, or at least I would think it would be, although maybe not with the new Congress.
Randy Baron — SM Investors — Analyst
So are these three, I guess, municipalities we’re talking about part of Race to the Top?
Ron Klausner — Cambium Learning Group, Inc. — Chief Executive Officer
One is, two are not.
Randy Baron — SM Investors — Analyst
Okay. Brad, let me make sure I have the account receivable number right. You said $34 million —
Brad Almond — Cambium Learning Group, Inc. — Chief Financial Officer
Correct.
Randy Baron — SM Investors — Analyst
Versus $19 million? Of the $19 million at the beginning of the year, how much of that has been received as of the end of the third quarter?
Brad Almond — Cambium Learning Group, Inc. — Chief Financial Officer
We would have received substantially all of it.

Final Transcript
Nov 04, 2010 / 09:00PM GMT, ABCD — Q3 2010 Cambium Learning Group, Inc. Earnings Conference Call
Randy Baron — SM Investors — Analyst
Okay.
Brad Almond — Cambium Learning Group, Inc. — Chief Financial Officer
Our average days is probably around 55 days.
Randy Baron — SM Investors — Analyst
So there’s not like a bad debt issue here.
Brad Almond — Cambium Learning Group, Inc. — Chief Financial Officer
No. No. There’s a timing of deals issue. AR’s just a little higher than we would expect to be. As we know, the deals have elongated. Deals have pushed out. So we’re sitting on, at the end of September, $34 million of AR. So our goal is obviously to collect substantially all of that by end of year, and some portion of what we sell in October and probably early November. Things we sell in late November and late December — or into December are a little more challenging. Ultimately, our year-end cash balance is going to be highly — it’ll be driven by what we have AR today, but also these large deals that we’re talking about — the timing of those. You could end up with a good cash balance and also a very sizeable AR balance, and we also could end up with a very good ending cash balance as well. But —
Randy Baron — SM Investors — Analyst
Well, it sounds like, with the revolver pay down, what’s the use of cash going to be in 2011?
Brad Almond — Cambium Learning Group, Inc. — Chief Financial Officer
Well, we’re going to — the thing we’ve stated the most of obviously — as Ron mentioned, we’re out looking at tuck-in acquisitions. So we’ve stated all along that our intention is to build up enough cash on the balance sheet to be able to go do those and use cash for them as needed.
Randy Baron — SM Investors — Analyst
Okay. And then I guess my last question is can you break out what the renewal rates are by segment and maybe compare that year-over-year? I know that ‘09 is tricky because of the pro forma, but what are renewal rates today in CLT, for example? But all three segments. And then how does that compare to the history?
Brad Almond — Cambium Learning Group, Inc. — Chief Financial Officer
I was so close to being able to answer that. We’re just churning the data now and I’ve got it but I haven’t vetted it out yet. We’re close. Remember we combined two new business units. We’ve merged all the data together and we’ve got to make sure customer accounts aren’t duplicated in the data pulls. So I’ve got a little more work to do before I think we’re ready to put that out publicly, but we’re close.
Randy Baron — SM Investors — Analyst
But that’s the historic number. So what’s the third-quarter number today? Like CLT’s renewal rate is what percent?
Brad Almond — Cambium Learning Group, Inc. — Chief Financial Officer
I’ll use CLT because they’re known and they’re historic. Now CLT has three different units in itself. There’s Kurzweil IntelliTools, there’s ExploreLearning and Learning A-Z. For the two subscription-based businesses — Learning A-Z and ExploreLearning — we’ve historically had about an 80% renewal rate. Kurzweil IntelliTools is less than that because it’s sold right now as a perpetual software of our hardware sale. So I would put it sub-50%, at least on a year-on-year basis, for those customers.

Final Transcript
Nov 04, 2010 / 09:00PM GMT, ABCD — Q3 2010 Cambium Learning Group, Inc. Earnings Conference Call
Randy Baron — SM Investors — Analyst
Still pretty high numbers, though.
Brad Almond — Cambium Learning Group, Inc. — Chief Financial Officer
I think so. And overall — I don’t want to — I hate to dodge the question because we’re so close to having the data. We continue to believe we have a highly-renewable business. We tend to have customers. We tend to retain them and keep them for long periods of time, so I don’t want to make it sound like we don’t have good retention rates. We do. It’s a pretty sensitive number. When we put it out, we’d like for it to be pretty well-vetted and supportable.
Randy Baron — SM Investors — Analyst
Well, fantastic. Thanks, guys.
Brad Almond — Cambium Learning Group, Inc. — Chief Financial Officer
Thanks.
Ron Klausner — Cambium Learning Group, Inc. — Chief Executive Officer
Thank you, Randy.
Operator
Your next question is from Barry Lucas with Gabelli Company. Please go ahead.
Barry Lucas — Gabelli Company — Analyst
Thank you and good evening. Just a question or two on the competitive landscape. Acknowledging that budget constraints are contributing to a longer sales cycle and a more difficult sales cycle, but what are you seeing in terms of competition? Are you losing orders to competitors? Are the basal publishers becoming more active? And if you are losing business, to whom are you losing it. And throw in the other one. With tight budgets, what’s the pricing environment like?
Ron Klausner — Cambium Learning Group, Inc. — Chief Executive Officer
Dave, do you want to take that?
Dave Cappellucci — Cambium Learning Group, Inc. — President
Sure. Well, I think there’s a couple of things that sort of enter into that. The — this year tends to be a larger year for kind of formal adoptions of basals. So Florida math, for example. Texas reading is actually having some pretty considerable impact on our sales there. Florida and Texas combined account for almost half of Voyager’s year-to-date sales decline. Now in both situations, it’s really not as much a loss of share to those programs that are going in, but generally, I think you can appreciate putting in a basal program and putting in a major intervention are both pretty challenging in and of themselves. Certainly to do both in one year. So if I could go to the Texas — so if I go to the Texas, for example, we’re seeing what we did experience in Alabama, let’s say, in 2008, where even pre-merger, both companies had strong legacy reading intervention business. 2008 was a reading adoption and both companies actually suffered a temporary sort of decline that year. And thankfully, there was a Florida intervention reading for both companies that sort of made up for it. We really don’t have that type of a phenomenon to help offset what we’re seeing out of Texas. And in Florida, same thing. They’re kind of focused on putting in their math program. And so math intervention, while we are still selling some in Florida, it takes a bit of a second seat to what they’re doing on the core kind of tier one side. So certainly with a 20% down figure and if we just want to think about dollars, we’re probably losing some dollars that are going elsewhere, but I think if we want to think about share in terms of numbers of heads in our program and are they pulling our — the kids — our heads out and putting in a different program? I wouldn’t guess that that’s what we’re seeing kind of across the landscape.

Final Transcript
Nov 04, 2010 / 09:00PM GMT, ABCD — Q3 2010 Cambium Learning Group, Inc. Earnings Conference Call
Barry Lucas — Gabelli Company — Analyst
Okay. That’s helpful. And pricing?
Dave Cappellucci — Cambium Learning Group, Inc. — President
Pricing is — no, we really have a kind of rate-rate pricing. We don’t vary really very much from that at all where we’re sort of bound in a lot of states by state contracts that prohibit us from doing that. So it’s not as much that we are — certainly there are challenges and I think when you see the funding constraints that we’re experiencing, in many cases it’s not that the district spent no money. They have less money and you sometimes get this counter-cyclicality. What money they have, they turn to the less-expensive kind of footprint products — more of the supplementary. You almost see a bump in supplementary and the big programs suffer a bit because they’ve got money, but just maybe not enough to do something comprehensive.
Barry Lucas — Gabelli Company — Analyst
Helpful. Thank you.
Dave Cappellucci — Cambium Learning Group, Inc. — President
You bet.
Operator
(OPERATOR INSTRUCTIONS.) This concludes our question-and-answer session. I would now like to turn the conference back over to Mr. Brad Almond for any closing remarks.
Brad Almond — Cambium Learning Group, Inc. — Chief Financial Officer
Great. Thanks. I’d like to thank everyone for their attendance on today’s call and we look forward to providing you with year-end results. Thanks.
Operator
The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

Final Transcript
Nov 04, 2010 / 09:00PM GMT, ABCD — Q3 2010 Cambium Learning Group, Inc. Earnings Conference Call
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